EX-10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 13th day of December, 2021 (the “Effective Date”) by and between Managed Healthcare Partners, LLC, a Florida limited liability company (the “Employer”), and Kevin Wirges (the “Executive”).

WHEREAS, Employer desires to continue employing Executive, and Executive desires to continue providing services on behalf of the Employer, upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive acknowledges that Executive has had an opportunity to consider this Agreement and to consult with an independent advisor of Executive’s choosing with regard to the terms of this Agreement, and enters into this Agreement voluntarily and with a full understanding of its terms.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Employment.
1.1
Employment Period. Subject to the provisions for earlier termination provided herein, Employer shall continue to employ Executive as of the Effective Date. The Agreement will be effective from the Effective Date and will continue at-will until it is terminated in accordance with the provisions provided in Section 3 of this Agreement (the “Employment Period”).
1.2
Public Announcement. No public release, statement or communication concerning Executive’s employment with the Employer or the Company (as defined below) shall be made by Executive without the prior written approval of the Company’s Board of Directors (the “Board”) or its designee.
1.3
Duties and Responsibilities. During the term of this Agreement, Executive shall serve as the Chief Financial Officer of Employer and of CareMax, Inc., a Delaware corporation and the parent corporation of Employer (the “Company”), reporting to the Chief Executive Office of the Company (the “CEO”), and shall perform all duties and accept all responsibilities incident to such positions and such other duties as may be reasonably assigned to Executive by the CEO and/or the Board consistent and customary with such positions.
1.4
Extent of Services. Executive shall use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.3 hereof and, consistent with the other provisions of this Agreement, shall devote substantially all of Executive’s business time, attention and energy thereto. In the performance of Executive’s duties, Executive shall observe and adhere to all applicable Employer and Company policies and procedures as may be interpreted, adopted, revised or deleted from time to time in the Employer’s or Company’s sole discretion. During the Employment Period, Executive may engage in (a) volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve and (b) with the consent of the Board (which consent shall not be unreasonably withheld), serve on one (1) for-profit boards of directors, in all such cases not interfering with Executive’s responsibilities and performance of Executive’s duties hereunder. The foregoing shall not be construed as preventing Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.
1.5
Principal Location of Services. Executive shall perform Executive’s duties hereunder principally out of the Company’s corporate headquarters (presently located in Miami, Florida) and shall undertake such travel within or outside of the United States as is necessary or advisable for the efficient operations of the Employer and/or the Company and the performance of Executive’s duties hereunder.
1.6
Indemnification Agreement. The Company and Executive shall enter into a customary indemnification agreement entered into by members of the Board and Company officers, and Executive shall be covered as an insured under the contract of directors and officers liability insurance that insures other members of the Board.
2.
Compensation and Benefits.
2.1
Base Salary. For all the services rendered by Executive hereunder, the Employer shall pay Executive a base salary (“Base Salary”) at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000), subject to all required withholdings and authorized deductions and payable bi-weekly in installments at such times as the Employer customarily pays its other senior level executives. Executive’s Base Salary is subject to annual review by the Board consistent with other members of the Company’s executive team.
2.2
Annual Discretionary Cash Bonus. For each fiscal year during the Employment Period, Executive shall be eligible to receive an annual discretionary cash bonus (the “Annual Bonus”) for the services rendered by Executive under this Agreement. The payment and amount of the Annual Bonus, if any, will be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, based on Executive’s individual performance and Company performance, in each case measured against performance goals and targets established by the Compensation Committee. During the Employment Period, Executive’s Annual Bonus target shall not be less than one hundred percent (100%) of Executive’s Base Salary for the applicable fiscal year (the “Target Bonus”). The Target Bonus for the fiscal year ending December 31, 2021 shall be pro-rated for the period from June 8, 2021 through December 31, 2021. The amount of the Annual Bonus, if any, will be determined as of the end of each fiscal year during the Employment Period and shall be paid as soon as reasonably practicable after the end of each fiscal year to which the bonus relates, but in no event later than 2-1/2 months after the end of such fiscal year. Subject to the Compensation Committee’s discretion, and Section 3 of this Agreement, in no event shall Executive be eligible to receive an Annual Bonus, or any portion thereof, unless Executive is employed in good standing by the Company both at the time the amount of the Annual Bonus, if any, is determined by the Board or Compensation Committee, and at the time such Annual Bonus, as so determined, is paid.

2.3
Annual Equity Grants. Executive shall be eligible to receive annual equity grants, at such time as annual equity grants are made to other executives commencing in fiscal year 2021, in such amounts, types and terms as determined in the sole discretion of the Board based on Executive’s individual performance and the performance of the Company. The terms and conditions of the annual equity grant will be established by the Board at the time of the grant and will be subject to the terms of the Company’s applicable equity plan and form of equity award agreement. Annual equity grants shall be subject to reevaluation each performance period based on peer market data and shall be subject to the sole discretion of the Board.
2.4
Retirement and Welfare Plans. Executive shall be eligible to participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Employer from adopting, amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Employer or the Company deem appropriate.
2.5
Vacation. Executive shall be entitled to annual paid vacation, which shall be subject in all respects to the terms and conditions of the Employer’s vacation and paid time off policies, as may be in effect from time to time.
2.6
Reimbursement of Expenses. Executive shall be eligible to be reimbursed for all customary and appropriate business-related expenses actually incurred by Executive and documented in accordance with the Employer’s policies applicable to senior level executives and as may be in effect from time to time.
3.
Termination. Notwithstanding Section 1, Executive’s employment shall terminate, and the Employment Period shall terminate concurrently therewith, upon the occurrence of any of the following events:
3.1
Termination Without Cause or Resignation for Good Reason Before a Change of Control.
(a)
The Employer may terminate Executive’s employment at any time without Cause (as defined in Section 8) from the position in which Executive is employed hereunder upon not less than thirty (30) days’ prior written notice to Executive. The Employer shall have the discretion to terminate Executive’s employment during the notice period and pay continued Base Salary in lieu of notice. In addition, Executive may initiate a termination of employment under this Section 3.1 by resigning for Good Reason (in accordance with the notice and other provisions set forth in Section 3.8(c)).
(b)
Upon termination under this Section 3.1, Executive shall receive (i) Executive’s accrued but unpaid Base Salary through the date of termination (payable on the Employer’s first (1st) payroll date after Executive’s date of termination or earlier if required by applicable law), (ii) any unreimbursed business expenses incurred by Executive and payable in accordance with the Employer’s standard expense reimbursement policies and Section 20 of this Agreement, and (iii) benefits earned, accrued and due under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan (collectively, the amounts in this Section 3.1(b) are “Guaranteed Payments”).
(c)
If Executive’s employment terminates as described in Section 3.1(a) above and if, upon such termination, Executive (i) executes within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) after presentation to Executive of, and that Executive does not revoke, a written general release in a form provided by the Employer releasing the Employer, the Company and any affiliated entities from any and all claims (including with respect to all matters arising out of or related to Executive’s employment by the Employer or the termination thereof) (the “Release”), and (ii) complies with the terms and conditions of the Release, including, without limitation, the terms and conditions of Sections 5, 6, 7, 8, and 9 (which shall be incorporated in the Release by reference) below, Executive will be entitled to receive the benefits described below (collectively, the “Severance”):
(i)
Executive shall receive cash severance in an amount equal to (A) twelve (12) months of Executive’s then-current Base Salary (the “Base Salary Severance”) plus (B) Executive’s Target Bonus for the fiscal year in which Executive’s employment is terminated (the “Bonus Severance”). The Base Salary Severance amount, less all required withholdings and authorized deductions, shall be paid in substantially equal installments consistent with the Employer’s regularly scheduled payroll until the Severance has been paid in full, subject to Section 3.1(d) below. The Bonus Severance amount, less all required withholdings and authorized deductions, shall be paid at such time as bonuses are paid pursuant to Section 2.2 above, subject to Section 3.1(d) below.
(ii)
Provided that Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall, for a period of eighteen (18) months following Executive’s date of termination (the “COBRA Period”), pay the premiums for COBRA healthcare continuation coverage for Executive, and, where applicable, Executive’s spouse and eligible dependents, less an amount equal to the required monthly employee payment for such coverage calculated as if Executive had continued to be an employee of the Employer throughout such period (the “COBRA Payment”). Notwithstanding the foregoing, payments specified under this Section 3.1(c)(ii) shall cease if (i) Executive obtains substantially similar healthcare coverage from a subsequent employer (and Executive shall notify the Employer at the time of obtaining such coverage), or (ii) the Employer’s statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the COBRA Period, including but not limited to Executive’s failure to timely elect continuation coverage under COBRA.
(d)
Except as otherwise required by Section 3.9, the benefits described in subsections (i) and (ii) above (except with respect to the Bonus Severance) shall begin within sixty (60) days after Executive’s termination date, provided Executive has timely executed and not revoked the Release within such sixty (60) day period; and provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive’s designating the calendar year of payment, and if a payment that is “nonqualified deferred compensation” as defined under Section

409A of the Code (“Section 409A”) is subject to execution of the Release could be made in more than one taxable year of Executive, payment shall be made on the earliest date permitted under the terms of the Release in the later such taxable year.
(e)
Executive agrees and acknowledges that the Severance provided to Executive pursuant to Section 3.1(c) is in lieu of, and is not in addition to, any benefits to which Executive may otherwise be entitled under any Employer or Company severance plan, policy, or program, other than the Guaranteed Payments.
(f)
Executive agrees and acknowledges that if Executive fails to comply with Section 5, 6, 7, or 8 below, all payments under Section 3.1(c) shall immediately cease and Executive shall be required to repay immediately any cash Severance previously paid by the Employer thereunder.
3.2
Termination Without Cause or Resignation for Good Reason Upon or After a Change of Control.
(a)
If a Change of Control (as defined in the Company’s 2021 Long-Term Incentive Plan) occurs and, during twelve (12) months’ commencing on the date of the Change of Control, the Company terminates Executive's employment without Cause, Executive initiates a termination of employment by resigning for Good Reason, this Section 3.2 shall apply in lieu of Section 3.1.
(b)
Upon termination under this Section 3.2, Executive shall receive the Guaranteed Payments. With the exception of unreimbursed business expenses, which shall be paid in accordance with Company policy and Section 3.9 of this Agreement, or as otherwise provided in the applicable benefit plan, Executive will be paid the Guaranteed Payments on the Company’s first payroll date after Executive’s date of termination, or earlier if required by applicable law.
(c)
If Executive’s employment terminates as described in Section 3.2(a) and if, upon such termination, Executive (i) executes within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) after presentation to Executive of, that Executive does not revoke, a Release, and (ii) complies with the terms and conditions of the Release, including without limitation, Sections 5, 6, 7, 8, and 9 (which shall be incorporated into the Release by reference) below, Executive shall be entitled to receive the following payments (collectively, the "Change of Control Severance"):
(i)
Executive shall receive cash severance in an amount equal to the sum of (A) eighteen (18) months of Executive’s then-current Base Salary, plus (B) Executive’s Target Bonus for the fiscal year in which Executive’s employment is terminated. The Change of Control Severance amount shall be paid in a single lump-sum payment, less all required withholdings and deductions, subject to Section 3.2(d) below.
(ii)
Provided that Executive timely and properly elects continuation coverage under COBRA, the Company shall, for the COBRA Period, pay the COBRA Payment (as defined in Section 3.1(c)(ii) above). Notwithstanding the foregoing, payments specified under this Section 3.2(c)(ii) shall cease if the Company's statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the COBRA Period, including but not limited to Executive's failure to timely elect continuation coverage under COBRA.
(d)
Except as otherwise required by Section 3.9, the payments described in subsections (i) and (ii) above shall be paid or begin, as the case may be, within fifteen (15) days after expiration of the revocation period of the Release, provided Executive has timely executed and not revoked the Release; and provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive's execution of the Release, directly or indirectly, result in Executive’s designating the calendar year of payment, and if a payment that is “nonqualified deferred compensation” as defined under Section 409A is subject to execution of the Release could be made in more than one taxable year of Executive, payment shall be made on the earliest date permitted under the Release in the later such taxable year.
(e)
Executive agrees and acknowledges that the Change of Control Severance provided to Executive pursuant to Section 3.2(c) is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program, other than the Guaranteed Payments.
(f)
Executive agrees and acknowledges that if Executive fails to comply with Section 5, 6, 7, or 8 below, all payments under Section 3.2(c) shall immediately cease and Executive shall be required to repay immediately any Change of Control Severance previously paid by the Company thereunder.
3.3
Termination by Reason of Disability. Subject to applicable state and federal law, the Employer may terminate Executive’s employment if Executive has been unable to perform the material duties of Executive’s position for a period of ninety (90) consecutive days or one hundred eighty (180) days in the aggregate during any twelve (12) month period because of physical or mental injury or illness (“Disability”). Executive agrees, in the event of a dispute under this Section 3.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Employer terminates Executive’s employment for Disability, Executive will not receive the Severance, or any other further compensation or benefits, except that the Employer shall pay to Executive the Guaranteed Payments.
3.4
Termination by Reason of Death. If Executive dies while employed by the Employer, all obligations of the parties hereunder shall terminate immediately. Executive will not receive the Severance, or any other further compensation or benefits, except that the Employer shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, the Guaranteed Payments.
3.5
Termination for Cause or Resignation without Good Reason. The Employer may terminate Executive’s employment at any time for Cause upon written notice to Executive and Executive may initiate a termination of employment by resigning without Good Reason upon not less than thirty (30) days’ prior written notice to the Employer. In any such termination for Cause or resignation without Good Reason, all payments under this Agreement shall cease and Executive will not receive the Severance, or any further compensation or benefits, except that the Employer shall pay to Executive the Guaranteed Payments.

3.6
Notice of Termination. Any termination of Executive’s employment by either party shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 13. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon; (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, provided, that no basis need be provided by the Company in connection with a termination without Cause by the Employer or a termination without Good Reason by Executive; and (c) specify the termination date in accordance with the requirements of this Agreement.
3.7
Cooperation with the Company After Termination. During any notice period preceding termination of Executive’s employment for any reason, Executive agrees to cooperate with the Employer and the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer and transition of any such pending work to such other employees as may be designated by the Employer and the Company. Following termination of employment, Executive agrees to cooperate with the Company, at reasonable times and locales and upon reasonable prior notice, in (a) responding to requests by the Employer or Company for information concerning work performed by Executive during the period of Executive’s employment with the Employer and the Company and with regard to any matters that relate to or arise out of the business of the Employer or the Company during the period of Executive’s employment and about which Executive may have knowledge; and (b) any investigation or review that may be performed by the Employer or the Company or any government authority or in connection with any litigation or proceeding in which the Employer or the Company may become involved. Executive’s obligations under this Section 3.7 include (without limitation) (i) making himself available to testify on behalf of the Employer or the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative; (ii) assisting the Company or any of its affiliates in any such action, suit, or proceeding, by providing truthful and accurate information; (iii) and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to any of the Company’s affiliates as may be reasonably requested and after taking into account the Executive’s post-termination responsibilities and obligations. The Employer will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.
3.8
Definitions.
(a)
“Cause” shall mean any of the following grounds for termination of Executive’s employment:
(i)
the Board’s good faith determination that Executive failed to carry out, or comply with, in any material respect, any lawful material directive of the Board consistent with the terms of this Agreement and Executive’s position, duties and authorities;
(ii)
Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude (excluding vehicular offenses);

(iii)
Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Employer’s premises or while performing Executive’s duties and responsibilities under this Agreement;
(iv)
Executive’s commission of an act of fraud, embezzlement, or material breach of fiduciary duty against the Employer or the Company;
(v)
Executive’s willful misconduct in the course of Executive’s employment, including, but not limited to, knowingly providing materially false or misleading information to the Employer or the Company, that results, or could reasonably be expected to result, in material harm to business the or reputation of the Employer or the Company; provided, that, to the extent such event may be remedied, the Employer or the Company has notified Executive of such event in writing and Executive has not remedied the alleged violation(s) within 10 business days following Executive’s receipt of such notice;
(vi)
Executive materially breaches any material covenant or condition of this Agreement (including Sections 5, 6, 7, 8, 9 or 10 below) or any other written agreement between the parties, or breaches Executive’s fiduciary duty to the Employer or the Company; or
(vii)
Executive materially violates or breaches the Employer’s or the Company’s written code of ethics, conduct, or other material written policy applicable to Executive.
(b)
“Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto:
(i)
the Employer or the Company takes action that causes a material adverse change in the nature or scope of Executive’s responsibilities, duties or authority; provided, that no changes to Executive’s responsibilities, duties or authority that arise solely as a result of the Company no longer being publicly traded shall constitute “Good Reason”;
(ii)
relocation of Executive’s principal business location away from Miami-Dade County, Florida;
(iii)
the Company materially reduces the amount of the then Base Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Employer not to exceed 10% of the Base Salary then currently in effect), or a failure of the Employer to pay earned but unpaid annual bonus within a reasonable period of time after such bonus becomes due and payable;
(iv)
the failure of the Company’s successor to assume the obligations under Executive’s employment agreement; or
(v)
any material breach by the Employer or the Company of the employment agreement (including, but not limited to, a failure of Executive to report to the Board) or any other material written agreement with Executive.

(c)
Executive may not resign Executive’s employment for Good Reason unless: (i) Executive provides the Employer with written notice, which shall include a specific description of the existence of the condition alleged to constitute Good Reason, within 30 days after the first occurrence of such circumstances, (ii) the Employer or the Company, as applicable, has not remedied the alleged violation(s) within thirty (30) days following receipt of such notice, and (iii) Executive actually terminates Executive’s employment within sixty (60) days after the thirty (30)-day cure period. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.
3.9
Required Postponement for Specified Executives. If Executive is considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts shall be paid in a lump-sum payment within five (5) days after the end of the six (6) month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death.
4.
Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Employer or the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the Severance provided for in Section 3 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program that would otherwise apply to Executive. In the event of any inconsistency between this Agreement and any other plan, program or agreement in which Executive is a participant or a party, this Agreement shall control unless such other plan, program or agreement specifically refers to this Agreement as not so controlling.
5.
Confidentiality. Executive agrees that Executive’s services to the Company and its affiliates are of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Company’s and its affiliates’ customers, clients, vendors, suppliers, contractors, business partners and employees. Executive also recognizes that Executive’s position with the Company and its affiliates will give Executive substantial access to Confidential Information (as defined below), the unauthorized use or disclosure of which to competitors of the Company would cause the Company and its affiliates to suffer substantial and irreparable damage. Executive recognizes and agrees, therefore, that it is in the Company’s and its affiliates’ legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the proper discharge of Executive’s employment duties at the Employer and the Company, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Company’s and its affiliates’ competitors and/or to the detriment of the Company or its affiliates. Accordingly, Executive agrees as follows:
(a)
Executive shall not at any time, whether during or after the termination of Executive’s employment with the Company or any Company subsidiary or affiliate for any reason, reveal or disclose to any person or entity any of the trade secrets or confidential information of the Company, or the trade secrets or confidential information of any third party which the Company is under an obligation to keep confidential, including but not limited to trade secrets or confidential information respecting inventions, research, developments, products, product plans, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, processes, formulas, technology, drawings, assays, raw data, scientific pre-clinical or clinical data, records, databases, formulations, clinical protocols, equipment designs, customer or vendor lists, projects, plans, proposals, strategies, market plans, forecasts, financials, and other business information (“Confidential Information”), except as may be required in the ordinary course of performing Executive’s duties as an employee of the Company, and Executive shall keep secret all Confidential Information entrusted to Executive and shall not use or attempt to use any such Confidential Information for personal gain or in any manner that may injure or cause loss, or could reasonably be expected to injure or cause loss, whether directly or indirectly, to the Company and its affiliates.
(b)
The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation on the part of such third party; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided that Executive shall provide the Company prior written notice of any such required disclosure once Executive has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order. Moreover, the foregoing shall not limit Executive’s ability to (A) to discuss the terms of Executive’s employment, wages and working conditions to the extent expressly protected by applicable law, (B) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state “whistleblower” laws, or (C) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation or proceeding.
(c)
Executive agrees that during Executive’s employment with the Company or any Company subsidiary or affiliate Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature constituting Confidential Information or Developments (as defined below) otherwise than for the benefit of the Employer/Company. Executive further agrees that Executive shall not, after the termination of Executive’s employment for any reason, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Employer/Company and that, immediately upon the termination of Executive’s employment for any reason, Executive shall deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.
(d)
Executive agrees that upon the termination of Executive’s employment with the Company or any Company subsidiary or affiliate for any reason, Executive shall not take or retain without written authorization any documents, files or other property of the Company or Employer, and Executive will return promptly to the Employer any such documents, files or property in Executive’s possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property that Executive has received and will receive from the Employer or the Company, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer/Company), are for the exclusive use of the Employer and Company and employees who are discharging their responsibilities on behalf of the Employer and the Company, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Employer for any reason.
(e)
Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.
Intellectual Property.
6.1
If at any time or times during Executive’s employment with the Company or any Company subsidiary or affiliate Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Executive shall promptly disclose to the Company (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.
6.2
Upon disclosure of each Development to the Company, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:
(a)
to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)
to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.
6.3
In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact for the sole purpose of acting for and on Executive’s behalf and in Executive’s stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.
7.
Non-Competition. During Executive’s employment with the Company or any Company subsidiary or controlled affiliate and for a period of eighteen (18) months after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntary) (the “Non-Competition Period”), Executive shall not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee, representative or stockholder of any company, entity, or other commercial enterprise, or in any other capacity, directly or indirectly engage in the business of providing (including, without limitation, as a provider or as a management services organization) professional medical services (including, without limitation, diagnostic, therapeutic and ancillary services, nursing services, outpatient healthcare services and pharmacy services) in a primary care clinic setting (including, without limitation, the practice of primary care medicine in a multidisciplinary clinic) (the “Business”). The foregoing prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the Business of the Company during Executive’s employment with the Company. Executive shall be permitted to own securities of a public company not in excess of five percent (5%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent (5%) of any class of such securities and such ownership shall not be considered to be in competition with the Company.
8.
Non-Solicitation. During Executive’s employment with the Company or any Company subsidiary or affiliate and for a period of twenty-four (24) months after termination of such employment (for any reason, whether voluntary or involuntary), Executive agrees that Executive will not:
(a)
directly or indirectly (i) solicit, entice or induce, or attempt to solicit, entice or induce, any customer or client to become a customer or client of any other person, firm or corporation with respect to any products or services then sold, offered, or under development by the Company or any of its subsidiaries or affiliates, or (ii) solicit, entice or induce, or attempt to solicit, entice or induce any customer, client vendor, supplier, contractor, or business development partner to cease doing business with or any in way reduce or impair its business relationship with the Company, and Executive shall not approach or contact any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or
(b)
directly or indirectly (i) solicit or recruit, or attempt to solicit or recruit, any employee, consultant or contractor of the Company to terminate employment or otherwise cease providing services to the Company or (ii) solicit or recruit, or attempt to solicit or recruit, any employee to work for or provide services to a third party other than the Company; and Executive shall not approach any such person for such purpose or authorize or knowingly approve the taking of such actions by any other person.
9.
Non-Disparagement. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive agrees not to make, or knowingly cause to be made, any disparaging statement or communication, written or oral, concerning the Company, its subsidiaries and/or affiliates, or otherwise impugn the business or management of, damage the reputation of, or interfere with the normal operations of the Company, its subsidiaries and/or affiliates, or any of their respective past or present employees, executives, officers, directors, shareholders, members, managers, principals, or representatives. During Executive’s employment and at all times following Executive’s termination of employment for any reason, the Company agrees that none of the Company (via any authorized public statement), its officers or members of the Board shall make, or knowingly cause to be made, any disparaging statement or communication, written or oral, concerning Executive, or otherwise impugn the business of Executive, damage the reputation of Executive, or interfere with Executive’s pursuit of other business endeavors or employment. The foregoing prohibitions include, without limitation, (i) non-verbal comments or statements made on the Internet, including without limitation, on blogs, forums, social media platforms, review or rating sites, or any Internet site or online message board (including but not limited to LinkedIn or GlassDoor); and (ii) comments or statements to any person or entity, including without limitation, to the press or media, the Company, or any entity, customer, client, vendor, supplier, consultant or contractor with whom the Company or its subsidiaries or affiliates has, has had or may in the future have a business relationship, that would in any way adversely affect Executive’s reputation or Executive’s business or employment activities or adversely affect the conduct of the business of the Company or its subsidiaries or affiliates (including but not limited to any business plans or prospects) or the reputation of the Company, its subsidiaries or affiliates, or the aforementioned persons (including without limitation former and present employees of the Company and/or its subsidiaries or affiliates). Nothing in this provision or elsewhere in this Agreement shall (a) affect the parties’ to provide truthful information as may be required by law, rule, regulation or legal process, or as requested by any legal or regulatory authority, (b) unlawfully impair or interfere with Executive’s rights under Section 7 of the National Labor Relations Act, or (c) impair or in any way interfere with the Company’s ability to engage in intra-Company communications between or among officers, members of the Board, and/or their advisors related to Executive’s compensation, retention, and/or job performance.
10.
General Provisions.
(a)
Executive acknowledges and agrees that, for purposes of Sections 5, 6, 7, 8, and 9 of this Agreement, the term “Company” shall include the Company’s direct and indirect controlled subsidiaries and affiliates. Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 5, 6, 7, 8, and 9 of this Agreement are fair, reasonable and no greater than necessary to protect the Company’s legitimate business interests, and that such restrictions are intended solely to protect the legitimate interests of the Company, including its Confidential Information, goodwill (client, customer, employee, and otherwise), and business interests, and shall not in any way prevent Executive from earning a livelihood or impose upon Executive undue hardship. Executive recognizes and agrees that the Company competes and provides its products and services worldwide, and that Executive’s access to Confidential Information makes it both reasonable and necessary for the Company to restrict Executive’s post-employment activities worldwide in any market in which the Company competes, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Company and for which the Company would have no adequate remedy at law. In the event that any restriction set forth in this Agreement is determined by a court of competent jurisdiction to be overbroad or unenforceable with respect to scope, time (duration), or geographical coverage, Executive agrees that such restriction or restrictions shall be modified and narrowed, either by such court of competent jurisdiction, or by the Company, to the least extent possible under applicable law for such restriction or restrictions to be enforceable so as to preserve and protect the legitimate interests of the Company as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.
(b)
Executive acknowledges and agrees that should Executive breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, monetary relief would not compensate for such breach, and damages arising out of such a breach would be difficult to fully ascertain. Executive therefore agrees that, in addition to any and all other remedies available at law or at equity, the Company shall be entitled to have the covenants, restrictions and agreements contained in Sections 5, 6, 7, 8, and 9 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders), without the need to post any bond or security, by any state or federal court in Miami-Dade County, Florida having equity jurisdiction, and Executive agrees to be subject to the jurisdiction of such court and hereby waives any objection to the jurisdiction or venue thereof.
(c)
Executive agrees that if the Company fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of such breach or of any subsequent or other breach by Executive of the same or any other provision, agreement or covenant.
(d)
Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as, and constitute sufficient and adequate, consideration for the covenants in Sections 5, 6, 7, 8, and 9 hereof.
11.
Representations and Warranties. Executive represents and warrants the following to the Company, each of which Executive acknowledges is a material inducement to the Company’s willingness to enter into this Agreement and a material provision of this Agreement:
(a)
Other than as previously disclosed in writing or provided to the Employer, Executive is not a party to or bound by any employment agreements, restrictive covenants, non-compete restrictions, non-solicitation restrictions, and/or confidentiality or non-disclosure agreements with any other person, business or entity, or any agreement or contract requiring Executive to assign inventions to another party (each, a “Restrictive Agreement”), and Executive has conducted a thorough review of any and all agreements Executive may have entered into with any current or former employer or any other relevant party to ensure that this representation and warranty is correct.
(b)
No Restrictive Agreement prohibits, restricts, limits or otherwise affects Executive’s employment with the Employer or the Company as an executive or ability to perform any of Executive’s duties or responsibilities for the Employer or the Company as contemplated herein.
(c)
Executive has not made any material misrepresentation or omission in the course of Executive’s communications with the Employer or the Company regarding the Restrictive Agreements or other obligations to any current or former employer or other third party.
(d)
Executive has not, directly or indirectly, removed, downloaded, or copied any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or corporate affiliates) without the express written consent of an authorized representative of such entity, and shall not use or possess, as of the date Executive begins employment and at all times during Executive’s employment with the Employer and the Company, any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or corporate affiliates), whether in hard copy or electronic form, including, but not limited to, documents, files, disks, or other materials, all of which Executive is prohibited from using in connection with Executive’s employment with the Employer and the Company.
12.
Survivorship. The respective rights and obligations of the parties under this Agreement, including but not limited to those rights and obligations set forth in Sections 5, 6, 7, 8, and 9, shall survive termination of Executive’s employment and any termination of this Agreement for any reason to the extent necessary to the intended preservation of such rights and obligations.
13.
Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Employer or the Company, to:

Managed Healthcare Partners, LLC

1000 NW 57 Court, Suite 400

Miami, FL 33126

Attention: General Counsel

If to Executive, to:

The address of Executive’s principal residence most recently on file with the Employer.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14.
Contents of Agreement, Amendment, Interpretation and Assignment.
14.1
This Agreement, including the Exhibits attached hereto, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings concerning Executive’s employment by the Employer and the Company and cannot be changed or modified except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.
14.2
The headings in this Agreement are for convenience only, and both parties agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement.
14.3
All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner as, and to the same extent that, the Company would be required to perform if no such succession had taken place.
15.
Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
16.
Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall operate or be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
17.
Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Employer shall withhold from any payments under this

Agreement all federal, state and local taxes as the Employer is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement other than such taxes that are, by their nature, obligations of the Employer (for example, and without limitation, the employer portion of the Federal Insurance Contributions Act (FICA) taxes).
18.
Counterparts. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.
19.
Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of Florida without giving effect to (i) any conflicts-of-law provisions or choice of law provisions of the State of Florida or of any other jurisdiction which provisions (if applied) would result in the application of the laws of any other jurisdiction other than of the State of Florida, or (ii) canons of construction or principles of law that construe agreements against the draftsperson. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Florida or any state court located within such state, in respect of any claim, dispute, or controversy in any way arising out of or relating to this Agreement or Executive’s employment with the Employer or the Company or the termination thereof, and each party hereby waives, and agrees not to assert as a defense in any action, suit or proceeding in which any such claim is made, that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.
20.
Section 409A. This Agreement is intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Agreement to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of Executive’s employment under this Agreement may only be made upon a “separation from service” under Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. All reimbursements provided under this Agreement that are “nonqualified deferred compensation” that is subject to Section 409A shall be made or provided in accordance with Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Employment Period (or during such other time period specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “nonqualified deferred compensation” within the meaning Section 409A that were otherwise payable pursuant to the terms of any agreement between Company and Executive in effect prior to the date of this Agreement.
21.
Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and, but for this Section 21, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
21.1
Any such reduction shall be made in accordance with Section 409A and the following:
(a)
the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; and
(b)
all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. §1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;
(c)
all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and
(d)
all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.
(e)
Any determination required under this Section 21 shall be made in writing in good faith by an independent accounting firm selected by the Company and reasonably acceptable to Executive (the “Accountants”). The Employer and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 21. For purposes of making the calculations and determinations required by this Section 21, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 21.
21.2
It is possible that after the determinations and selections made pursuant to this Section 21 Executive will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 21 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 21 (“Underpayment”).
(a)
In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment.
(b)
In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to Executive until the payment date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

CAREMAX, INC.

By: /s/ Jose R. Rodriguez
Name: Jose R. Rodriguez
Title: Lead Independent Director

MANAGED HEALTHCARE PARTNERS, LLC

By: /s/ Carlos A. de Solo
Name: Carlos A. de Solo
Title: Chief Executive Officer

EXECUTIVE

/s/ Kevin Wirges
Kevin Wirges

[Signature Page to Executive Employment Agreement]